Exhibit 8.01

U.S. FOOD & DRUG

July 2, 2020

Psoria-Shield
John Yorke
General Manager
409 Mandeville St
Utica, New York 13502

Re: K192411
Trade/Device Name: Psoria-Shield AURORA
Regulation Number: 21 CFR 878.4630
Regulation Name: Ultraviolet Lamp For Dermatologic Disorders
Regulatory Class: Class II
Product Code: FTC
Dated: June 1, 2020
Received: June 3, 2020

Dear John Yorke:

We have reviewed your Section 510(k) premarket notification of intent to market the device referenced above and have determined the device is substantially equivalent (for the indications for use stated in the enclosure) to legally marketed predicate devices marketed in interstate commerce prior to May 28, 1976, the enactment date of the Medical Device Amendments, or to devices that have been reclassified in accordance with the provisions of the Federal Food, Drug, and Cosmetic Act (Act) that do not require approval of a premarket approval application (PMA). You may, therefore, market the device, subject to the general controls provisions of the Act. Although this letter refers to your product as a device, please be aware that some cleared products may instead be combination products. The 510(k) Premarket Notification Database located at https://www.accessdata.fda.gov/scripts/cdrh/cfdocs/cfpmn/pmn.cfm identifies combination product submissions. The general controls provisions of the Act include requirements for annual registration, listing of devices, good manufacturing practice, labeling, and prohibitions against misbranding and adulteration. Please note: CDRH does not evaluate information related to contract liability warranties. We remind you, however, that device labeling must be truthful and not misleading.

If your device is classified (see above) into either class II (Special Controls) or class III (PMA), it may be subject to additional controls. Existing major regulations affecting your device can be found in the Code of Federal Regulations, Title 21, Parts 800 to 898. In addition, FDA may publish further announcements concerning your device in the Federal Register.

Please be advised that FDA's issuance of a substantial equivalence determination does not mean that FDA has made a determination that your device complies with other requirements of the Act or any Federal statutes and regulations administered by other Federal agencies. You must comply with all the Act's requirements, including, but not limited to: registration and listing (21 CFR Part 807); labeling (21 CFR Part 801); medical device reporting (reporting of medical device-related adverse events) (21 CFR 803) for devices or postmarketing safety reporting (21 CFR 4, Subpart B) for combination products (see

https://www.fda.gov/combination-products/guidance-regulatory-information/postmarketing-safety-reporting-combination-products); good manufacturing practice requirements as set forth in the quality systems (QS) regulation (21 CFR Part 820) for devices or current good manufacturing practices (21 CFR 4, Subpart A) for combination products; and, if applicable, the electronic product radiation control provisions (Sections 531-542 of the Act); 21 CFR 1000-1050.

Also, please note the regulation entitled, "Misbranding by reference to premarket notification" (21 CFR Part 807.97). For questions regarding the reporting of adverse events under the MDR regulation (21 CFR Part 803), please go to https://www.fda.gov/medical-devices/medical-device-safety/medical-device-reporting-mdr-how-report-medical-device-problems.

For comprehensive regulatory information about medical devices and radiation-emitting products, including information about labeling regulations, please see Device Advice (https://www.fda.gov/medical-devices/device-advice-comprehensive-regulatory-assistance) and CDRH Learn (https://www.fda.gov/training-and-continuing-education/cdrh-learn). Additionally, you may contact the Division of Industry and Consumer Education (DICE) to ask a question about a specific regulatory topic. See the DICE website (https://www.fda.gov/medical-devices/device-advice-comprehensive-regulatory-assistance/contact-us-division-industry-and-consumer-education-dice) for more information or contact DICE by email (DICE@fda.hhs.gov) or phone (1-800-638-2041 or 301-796-7100).

Sincerely,

Colin K. Chen -S

Digitally signed by Colin K. Chen -S
Date: 2020.07.02 11:43:25 -04'00'

Colin Kejing Chen
Acting Assistant Director
DHT4A: Division of General Surgery Devices
OHT4: Office of Surgical
and Infection Control Devices
Office of Product Evaluation and Quality
Center for Devices and Radiological Health

Enclosure